Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2020, with respect to the consolidated financial statements included in the Annual Report of Kimbell Royalty Partners, LP on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Kimbell Royalty Partners, LP on Form S-3 (File Nos.  333-226425, 333-229417 and 333-230986) and Forms S-8 (File Nos.  333-217986 and 333-228678).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 27, 2020